Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports Third Quarter 2011 Financial Results

- Third Quarter FOLOTYN® Net Product Sales Increased 61% Year-Over-Year -

- Conference Call Scheduled for Today at 8:30 a.m. ET -

WESTMINSTER, Colo., November 3, 2011 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the three months ended September 30, 2011.

•                  FOLOTYN® (pralatrexate injection) net product sales increased 61% year-over-year to $13.2 million in the third quarter of 2011, compared to $8.2 million for the same period in 2010.

•                  As of September 30, 2011, the Company had no debt and $100.4 million in total cash, cash equivalents and investments.

“We believe our achievement of significant year-over-year revenue growth reflects increased disease-state awareness and brand awareness of FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma, for whom there remains an unmet need,” commented Paul L. Berns, president and chief executive officer of Allos Therapeutics.  “We ended the third quarter with a strong balance sheet and remain focused on growing U.S. sales of FOLOTYN for relapsed or refractory PTCL while prudently managing our operating expenses.  Also, in collaboration with Mundipharma, we are pursuing regulatory approval in the EU, which may occur in early 2012, as well as future label expansion opportunities in T-cell lymphoma.”

Financial Results

Net product sales for the three months ended September 30, 2011, were $13.2 million, compared to $8.2 million for the same period in 2010, a 61% increase year-over-year.  Net product sales for the nine months ended September 30, 2011, were $35.1 million, compared to $23.5 million for the same period in 2010, a 49% increase year-over-year.  Net product sales for the three and nine months ended September 30, 2011 include $3.0 million related to the sale of FOLOTYN for use in a clinical trial to be conducted by an unrelated party.  Allos expects to generate future sales of FOLOTYN related to this clinical trial, however, Allos cannot predict the timing or amount of such future sales.

In May 2011, Allos entered into a strategic collaboration agreement with Mundipharma International Corporation Limited (Mundipharma) and received an upfront payment of $50 million.  License and other revenue related to the Mundipharma agreement for the three and nine months ended September 30, 2011 were $1.0 million and $29.1 million, respectively.  As of September 30, 2011, $21.3 million was recorded as deferred revenue related to the

Mundipharma agreement.

Cost of sales for the three and nine months ended September 30, 2011, were $1.2 million and $3.2 million, respectively, or approximately 9% of net product sales.  These amounts compared to $0.9 million and $2.3 million for the same periods in 2010.

Cost of license and other revenue for the three and nine months ended September 30, 2011 were $0.4 million and $11.0 million, respectively.  The amount recorded for the nine months ended September 30, 2011 was primarily related to the Company’s payment of $10 million (or 20% of the $50 million upfront payment the Company received from Mundipharma) to the licensors of FOLOTYN under the terms of the Company’s license agreement with Sloan Kettering Institute for Cancer Research, SRI International, and Southern Research Institute.

Total operating costs and expenses, excluding cost of sales, cost of license and other revenue and non-cash stock based compensation expense, for the three and nine months ended September 30, 2011 were $20.9 million and $64.9 million, respectively, compared to $23.9 million and $72.7 million for the same periods in 2010.  Stock based compensation expense was $2.9 million and $9.4 million for the three and nine months ended September 30, 2011, respectively, compared to $2.2 million and $7.9 million for the same periods in 2010.

•                  Research and development expenses for the three and nine months ended September 30, 2011 were $5.0 million and $17.6 million, respectively, compared to $7.2 million and $23.1 million for the same periods in 2010.

•                  Selling, general and administrative expenses for the three and nine months ended September 30, 2011 were $18.7 million and $56.4 million, respectively, compared to $18.7 million and $57.2 million for the same periods in 2010.

Net loss for the three months ended September 30, 2011 was $11.2 million, or $0.11 per share, compared to a net loss of $18.8 million, or $0.18 per share, for the same period in 2010.  Net loss for the nine months ended September 30, 2011 was $24.3 million, or $0.23 per share, compared to $59.3 million, or $0.56 per share for the same period in 2010.

As of September 30, 2011, the Company had no debt, and $100.4 million in total cash, cash equivalents and investments.

Financial Guidance

Allos is lowering prior operating expense guidance for full year 2011.  Prior operating expense guidance for the full year 2011 was $95 to $98 million.  Allos now expects total operating costs and expenses, excluding cost of sales, cost of license and other revenue and non-cash stock-based compensation expense, to approximate $82 to $84 million.  Stock-based compensation expense for 2011 is now expected to approximate $12 million, as compared to prior guidance of $13 to $14 million.

Allos expects that license and other revenue and cost of license and other revenue, related to the Mundipharma agreement for the fourth quarter 2011, should approximate $1.0 million and $0.5 million, respectively.  This guidance relates to expected research and development and regulatory services to be performed, which includes Mundipharma’s current 40% share of jointly agreed-upon clinical development expenses for FOLOTYN.

As of September 30, 2011, the Company had $100.4 million in total cash, cash equivalents and investments.  The Company expects this cash position will be sufficient to fund operations through the end of 2014.  This projection is based on historical sales levels for the first nine months of 2011 and the Company’s projected operating expenses through 2014.  Achievement of growth in U.S. sales and/or potential milestone payments and royalties associated with regulatory approval of FOLOTYN in the EU would further extend the Company’s cash resources.

Actual financial results will vary based upon many factors, including the amount of FOLOTYN sales and rate of patient enrollment in ongoing clinical trials of FOLOTYN.

Recent Corporate Events

•                  On October 21, 2011, the Agreement and Plan of Merger and Reorganization (“the Merger Agreement”) entered into by and among Allos, AMAG Pharmaceuticals, Inc. and Alamo Acquisition Sub, Inc. on July 19, 2011, as amended on August 8, 2011, was terminated following a special meeting of stockholders.  Allos’ stockholders voted in favor of the adoption of the Merger Agreement; AMAG stockholders voted against the proposed merger.  Pursuant to the terms of the Merger Agreement, AMAG paid Allos on October 25, 2011 a net expense reimbursement amount equal to $1.8 million in connection with such termination.

•                  In August 2011, Allos enrolled the first patient in a Phase 3 randomized clinical trial (PDX-017) evaluating FOLOTYN in patients with first-line peripheral T-cell lymphoma (PTCL).  This study is open to enroll newly diagnosed patients with PTCL who have achieved an objective response following initial treatment with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or a CHOP-like regimen.  Earlier this year, Allos reached agreement with the U.S. Food and Drug Administration under its Special Protocol Assessment (SPA) process on the design of this Phase 3 trial.

Conference Call Information

Allos will host a conference call to review its third quarter 2011 financial results on November 3, 2011, at 8:30 a.m. ET.  Participants can access the call at 1-877-941-2927 (U.S.) or +480-629-9725 (Canada and international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international).  The passcode is 4438057#. The webcast will be recorded and available for replay on Allos’ website until November 17, 2011.

About Peripheral T-Cell Lymphoma

T-cell lymphomas account for approximately 10% to 15% of all cases of non-Hodgkin lymphomas (NHL).(1)-(3)  Allos estimates the current annual incidence of PTCL to be approximately 5,900 patients in the U.S. and approximately 6,000 to 7,000 patients in the top five European markets.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4)-(5)

About FOLOTYN

FOLOTYN, a folate analogue metabolic inhibitor, was discovered by Sloan-Kettering Institute for Cancer Research, SRI International and Southern Research Institute and developed by Allos Therapeutics.  In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL.  This indication is based on overall response rate.  Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009.  An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology.  FOLOTYN has patent protection through 2017, potentially longer with extensions.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is approved in the U.S. for the treatment of patients with relapsed or refractory PTCL. For additional information, please visit www.allos.com.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued.

Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company’s financial guidance for 2011; statements regarding the status and prospects of our commercialization of FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma, statements regarding our strategic collaboration with Mundipharma, including Mundipharma’s potential commercialization of FOLOTYN outside the United States and Canada, any statements regarding our future financial performance, results of operations or sufficiency of capital resources to fund our operating requirements and any other statements that are other than statements of historical fact.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the commercialization of FOLOTYN; the Company’s compliance with applicable regulatory requirements; that the design of and data collected from the Company’s pivotal PROPEL trial may not be adequate to demonstrate the safety and efficacy of FOLOTYN for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support EMA approval; risks and uncertainties relating to the establishment, implementation and execution of the Company’s strategic collaboration with Mundipharma, including the parties future product resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN; and other economic, business, competitive and/or regulatory factors affecting the Company’s business generally. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are registered trademarks of Allos Therapeutics, Inc.

References:

(1)          The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)          Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)          O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)          Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)          Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007; 21:201-216.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Net product sales	$13,215	$8,230	$35,051	$23,522
License and other revenue	980	—	29,107	—
Total revenue	14,195	8,230	64,158	23,522

Operating costs and expenses:
Cost of sales, excluding amortization expense	1,230	889	3,217	2,330
Cost of license and other revenue	437	—	11,008	—
Research and development	4,996	7,249	17,567	23,056
Selling, general and administrative	18,688	18,702	56,398	57,151
Amortization of intangible asset	113	113	340	340
Total operating costs and expenses	25,464	26,953	88,530	82,877
Operating loss	(11,269)	(18,723)	(24,372)	(59,355)
Interest and other income, net	14	(129)	74	2
Loss before income taxes	(11,255)	(18,852)	(24,298)	(59,353)
Income tax benefit	7	78	7	78
Net loss	$(11,248)	$(18,774)	$(24,291)	$(59,275)
Net loss per share: basic and diluted	$(0.11)	$(0.18)	$(0.23)	$(0.56)

Weighted average shares: basic and diluted	105,677,687	105,320,554	105,604,438	105,039,263

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Cash, cash equivalents and investments	$100,395	$98,565
Accounts receivable	15,606	12,076
Intangible asset, net	4,885	5,225
Other assets	3,747	2,645
Property and equipment, net	1,706	2,245
Total assets	$126,339	$120,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, excluding deferred revenue	$21,535	$22,558
Deferred revenue	21,342	—
Stockholders’ equity	83,462	98,198
Total liabilities and stockholders’ equity	$126,339	$120,756